Corindus Vascular Robotics, Inc. 8-K

Exhibit 3.5

FIRST AMENDMENT

TO

BY-LAWS

OF

CORINDUS VASCULAR ROBOTICS, INC.

(f/k/a Your Internet Defender Inc.)

(the “Corporation”)

This First Amendment (this “Amendment”) to the By-Laws of the Corporation (the “By-Laws”) is effective as of November 14, 2014. Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the By-Laws.

RECITALS

A.                whereas, Article VIII of the By-Laws provides that the Board of Directors of the Corporation has the authority to adopt amendments to the By-Laws; and

B.                 whereas, pursuant to that certain Unanimous Written Action of the Board of Directors of the Corporation, dated as of November 14, 2014, the Board of Directors of the Corporation approved this Amendment.

amendment

1.                  Amendment to the By-Laws. Section 3 of Article VII of the By-Laws is hereby amended and restated to read in its entirety as follows:

“Section 3. Fiscal Year. The fiscal year of the Corporation shall end on December 31.”

2.                  Amendment Limited. Except as expressly provided herein, each of the provisions of the By-Laws shall remain in full force and effect following the execution of this Amendment.

3.                  Conflicts. In the event of any conflict or inconsistency between the provisions of this Amendment and the provisions of the By-Laws or any prior amendment thereto, the provisions of this Amendment shall control.